Certain information has been excluded from this Agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.
Contract number (FI No): 89427 Contract number (FI No): 89987 Serapis No: 2018-0245
European Investment Bank (the Bank)
- and -
Nanobiotix (the Company)

Royalty Agreement dated 26 July 2018
as Amended pursuant to an Amendment Agreement
dated 18 October 2022,
an Amendment Agreement N°2 dated 18 April 2024
and a Consent and Amendment Letter dated 24 November 2025

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Contents
CLAUSE    PAGE

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THIS ROYALTY AGREEMENT is entered into
BETWEEN:
(1)The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L2950 Luxembourg (the "Bank").
(2)Nanobiotix, a company incorporated under the laws of France whose registered office is at 60 rue de Wattignies, 75012 Paris and registered under the commercial register of Paris under number 447 521 600 (the "Company").
RECITALS
(A)The Company has stated that it is undertaking a research and development project relating to activities required to bring NBTXR3 (a nanoparticle radio-enhancer product) to the market (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR 94,700,000.
(B)The Bank, considering that the financing of the Investment falls within the scope of its functions and that it is in a position to take some risks on this project, agreed to provide the Company with a credit in an amount of EUR 40,000,000 under a Finance Contract dated 26 July 2018, as amended from time to time (the "Finance Contract") to finance the Investment.
(C)In consideration of this interest, the Company intends to account to the Bank for royalties on the income generated from the exploitation of the projects of the Company, including the Investment, which is the subject matter of this agreement, which has been amended by an amendment agreement dated 18 October 2022 and an amendment agreement n°2 dated 18 April 2024 (the "Existing Agreement").
(D)The Company and the Bank have agreed to further amend the Existing Agreement pursuant to a consent and amendment letter dated 24 November 2025 (the "Consent and Amendment Letter 2025" and the Existing Agreement as amended pursuant to the Consent and Amendment Letter 2025 is hereafter referred to as the "Agreement").
IT IS AGREED AS FOLLOWS:
1.Definition and Interpretation
1.1The following definitions and rules of interpretation in this clause apply in this Agreement.
"Advance Payment of the Milestone Payment" has the meaning ascribed to this term in Article 3.3(a).
"Advance Payment of the Milestone Payment n°2" has the meaning ascribed to this term in Article 3.4(a).
"Advance Payment of the Milestone Payment n°3" has the meaning ascribed to this term in Article 3.5(a).
"Affiliate" means, with respect to a Partner, any person or company that, directly or indirectly, controls, is controlled by or is under common control with such Partner. For purposes of this definition, “control” and the terms “controlled by” and “under common control with” means:
(a)the ownership, directly or indirectly, of more than fifty percent (50%) of the share capital and/or voting rights of such company;

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(b)the power to appoint and revoke, directly or indirectly, the whole or the majority of the members of the board or other director(s) of such company; or
(c)the power to give instructions relating to, or to significantly influence, the operational and financial policies of such company that the members of the board or other director(s) of such company are required to comply with.
"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Paris and in Luxembourg.
"Commercialization" means the earlier of (i) the end date of a quarter in a Financial Year in which the Group first achieves Net Sales (cumulatively from 1 January of that Financial Year) in excess of EUR 5,000,000 and (ii) start of payment of royalties by Janssen.
"Compliance Certificate" means a compliance certificate substantially set out as in Schedule 1.
"Deal" means the execution, after 30 June 2022, of a Pharma Partnership Agreement.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Company, preventing that party:
(i)from performing its payment obligations under this Agreement; or
(ii)from communicating with other parties in accordance with the terms of this Agreement, and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"Final Milestone Payment" has the meaning ascribed to this term in Article 3.2(a).
"Financial Year" means the calendar year (1 of January-31 of December).
"First Payment Date" means:
(a)subject to paragraph (b) below, the Payment Date falling immediately after Commercialization; and
(b)for the purpose of Article 3, the Payment Date falling on 30 June of the first Financial Year starting after Commercialization.
"First Tranche" means the first tranche made or to be made available to the Company by the Bank pursuant to the Finance Contract
(c)"Group" means the Group Companies, taken together as a whole.
"Group Company" means the Company and its Subsidiaries.

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"Intellectual Property Rights" means intellectual property of every designation relating to NBTXR3 including therapeutic area, including immunology-oncology (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.
"Independent Expert" means an internationally recognised independent expert to be appointed in accordance with Article 2.2.
"Janssen" means Janssen Pharmaceutica NV.
"Long Stop Date" means the date falling on 30 June 2029, irrespective of the Commercialization date.
"Maturity Date" means:
(a)for the First Tranche, the sole Repayment Date of that Tranche being the earliest among:
(i)the Third Payment Date; or
(ii)the Long Stop Date; and
(b)for the Second Tranche, the last Repayment Date of that Tranche, being the earliest among:
(i)the Second Payment Date; or
(ii)the Long Stop Date.
"Nanobiotix Upfront or Milestone Amount" means any upfront amount to be received in aggregate by a Group Company in connection with one or more Deal(s) with a Partner. For the sake of clarity, upfront amount is understood as the initial consideration for entering into a Deal and a milestone amount is understood as the consideration for achieving development or regulatory milestone event by the Company.
"Net Sales" means the total amount (i) invoiced by a Group Company or any Partner in connection with the market sale of, or (ii) otherwise relating directly or indirectly to, (a) NBTXR3 or products or services derived from NBTXR3 – or (b) any other Intellectual Property Rights and owned or used by the Group – across all indications and in all countries, subject to all customary discounts, deductions and subtractions, provided that, with respect to sales which are not an Arms-Length Sale, this definition shall mean the total amount that would have been due in an Arms-Length Sale. In case of a Partner commercializing NBTXR3, Parties agree that Nanobiotix Upfront or Milestone Amount are excluded from "Net Sales". The definition of Net Sales is applicable to Net Sales occurred after June 30, 2022. It is further specified that the following territories are excluded from “Net Sales”: People’s Republic of China (PRC), Macau, Hong Kong, Thailand, Taiwan, South Korea and Singapore.
“Partner" means Janssen and any other counterparty to the Company or another Group Company in a Pharma Partnership Agreement.
"Payment Date" means each 31 March, 30 June, 30 September and 31 December and, in case this date falls on a day that is not a Business Day, the following Business Day.
"Pharma Partnership Agreement" means an agreement through which the Company or another Group Company enters into an arrangement with other parties with the common

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aim of developing – including co-development – and/or commercialising – including co-commercialisation – (monetising) NBTXR3 or any other Intellectual Property Rights currently owned by the Group, including without limitation any agreement under which a Partner is granted a license in respect of NBTXR3 or any other Intellectual Property Rights currently owned by the Group, it being specified that this term shall exclude the agreement dated 11 March 2021 and entered into by Nanobiotix with initially LianBio, as assigned to Janssen on 23 December 2023 and as further assigned or amended from time to time.
"Prepayment Date" means the date on which a prepayment has occurred pursuant to article 5 of the Finance Contract.
"Prepayment Notice" means a written notice to be sent to the Company in the event a Prepayment Event has occurred.
"Quarterly Net Sales” means the higher of i) the amount of the Net Sales in a given quarter achieved and ii) the amount of the Net Sales in a given quarter as shown in the royalties report provided by Janssen in relation to NBTXR3.
"Royalty Calculation Period” means the period of six (6) Financial Years starting on First Payment Date.
"Royalty Fee Prepayment Amount" has the meaning given to this term in Article 2.2(b).
"Royalty Financing" means the issuance of fifty thousand (50,000) bonds (obligations) for an aggregate nominal amount of up to two million five hundred thousand US Dollars ($2,500,000) and an aggregate subscription price of up to seventy one million US Dollars ($71,000,000) which shall be subscribed by the Subscribers (as defined in the Consent and Amendment Letter 2025) and supported by all of the Company’s right, title and interest in and to the Receivables (as defined in the Support Agreement (as defined in the Consent and Amendment Letter 2025)).
“Royalty Prepayment Event” means either:
(a)that the Company has served a notice to prepay a Tranche in accordance with article 5.2.1 of the Finance Contract; or
(b)that a Prepayment Event has occurred and the Bank has demanded prepayment of the Loan in accordance with article 5.3 of the Finance Contract;
(c)a Change-of-Control Event has occurred after the Final Maturity Date but prior to the Termination Date; or
(d)an event of default has occurred pursuant to article 9.1 of the Finance Contract and the Bank has requested the immediate repayment of all sums due under the Finance Contract.
"Second Payment Date" means the Payment Date falling on 30 June of the second Financial Year starting after Commercialization.
"Second Tranche" means the second tranche to be made available to the Company by the Bank pursuant to the terms of the Finance Contract.
"Subsidiary" means an entity of which the Company has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and

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"control" for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.
"Termination Date" means the 30th of June following the end of the Royalty Calculation Period, or the following Business Day in case such day is not a Business Day.
"Third Payment Date" means the Payment Date falling on 30 June of the third Financial Year starting after Commercialization.
"Total Milestone Payment" has the meaning ascribed to this term in Article 3.1(a).
“Trust Agreement" has the meaning ascribed to this term in the Consent and Amendment Letter.
“US Regulatory Approval” means the receipt of marketing approval of a licensed product in the U.S. based on efficacy data from the ongoing head and neck study.
“Year-to-date Net Sales” means for any Financial Year the aggregate amount of Quarterly Net Sales on a year-to-date basis (year starting January 1 of each Financial Year).
“Year-to-date Paid Royalty Fee” means the aggregate amount of Royalty Fees paid by the Company to the Bank in relation to previous quarters of that Financial Year on a year-to-date basis (year starting January 1 of each Financial Year) in accordance with Paragraph (c) of Article 2.1 (Payment).
1.2In this Agreement:
(a)References to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Agreement. All Recitals and Schedules form part of this Agreement.
(b)References to a provision of law are references to that provision as amended or reenacted.
(c)References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.
(d)Reference to "Arms-Length Sale" means a good faith transaction for the sale of NBTXR3 made in the ordinary course of trade, according to the then current market conditions for such sale or, in the absence of such current market conditions, according to the market conditions for the sale of products similar to NBTXR3.
2.Royalties
2.1Payment
(a)The Company shall pay to the Bank in respect of each Financial Year during the Royalty Calculation Period (or the applicable portion of the first and last Financial Year during the Royalty Calculation Period), a royalty fee equal to an amount determined, on the basis of the consolidated audited financial statements of the Group of each relevant Financial Year (the "Royalty Fee") as follows:

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(i)[***] of the Group’s Net Sales applying on the portion of Net Sales of less than EUR [***];
(ii)[***] of the Group’s Net Sales applying on the portion of Net Sales between EUR [***] and EUR [***]; and
(iii)[***] of the Group’s Net Sales applying on the portion of Net Sales exceeding EUR [***].
(b)Payment of the Royalty Fee is subject to the payment method set out in paragraphs (c) and (d) below.
(c)Every quarter of each Financial Year during the Royalty Calculation Period, the Company shall pay to the Bank a Royalty Fee determined on the basis of the Year-to-date Net Sales (the “Quarterly Royalty Fee”), as follows:
(i)[***] of the Group’s Year-to-date Net Sales applying on the portion of Year-to-date Net Sales of less than EUR [***];
(ii)[***] of the Group’s Year-to-date Net Sales applying on the portion of Year-to-date Net Sales between EUR [***] and EUR [***]; and
(iii)[***] of the Group’s Year-to-date Net Sales applying on the portion of Year-to-date Net Sales exceeding EUR [***], less the Year-to-date Paid Royalty Fee (the attached Schedule 4 outlines this Quarterly Royalty Fee payment based on the Year-to-date Net Sales).
(d)At the end of each Financial Year, if the sums of the Quarterly Royalty Fee paid to the Bank by the Company during the four quarters of the relevant Financial Year are:
(i)less than the amount of the Royalty Fee due to the Bank for the relevant Financial Year as determined on the basis of the consolidated audited financial statements of the Group of that Financial Year, the Company shall pay the difference to the Bank on the next Payment Date; and
(ii)more than the amount of the Royalty Fee due to the Bank for the relevant Financial Year as determined on the basis of the consolidated audited financial statements of the Group of that Financial Year, the excess will be deducted from the next payment of Quarterly Royalty Fee.
(e)The Quarterly Royalty Fee shall be paid on each Payment Date until the Termination Date, except for the final Payment Date (i.e. the last quarter of the Royalty Calculation Period) where, as an exception, the Quarterly Royalty Fee will not be paid, and a final payment of royalty fee will instead be made immediately on the basis of the consolidated audited financial statements of the Group, of an amount equal to the Royalty Fee minus the last three Quarterly Royalty Fees paid.
(f)For the First Payment Date, and to the extent that the available portion of the royalties received by the Company from a Partner, is less than what it owes to the Bank based on the Agreement, the Company shall pay to the Bank the proceeds it has received. The shortage will be rolled over, free of interest, and will be payable on the second Payment Date.

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2.2Prepayment under the Finance Contract
(a)In the event there is a Royalty Prepayment Event, the Bank may exercise its right to request the prepayment of the Royalty Fees by serving a Prepayment Notice to the Company.
(b)Such Prepayment Notice shall include the amount to be prepaid by the Company in relation to the Royalty Fees, as the higher of:
(i)the present value as of the Prepayment Date of all future Royalty Fees which is expected by the Bank to fall due under this Contract where the said present value shall be calculated at a discount rate determined by an Independent Expert; and
(ii)the amount, as determined by the Bank, required in order for the Bank to realise an internal rate of return on the Loan of 20%; and
(iii)an amount equal to EUR 35,000,000,
(iv)(the "Royalty Fee Prepayment Amount").
(c)The Royalty Fee Prepayment Amount shall be determined as required in accordance with paragraph (b)(i) above by an Independent Expert to be appointed by the Company and the Bank. The Company, the Bank and the Independent Expert will execute together the terms of engagement of such Independent Expert.
(d)The parties agree to cooperate with each other in relation to the appointment of the Independent Expert and agree not to withhold or delay unreasonably their consent to such appointment.
(e)The Independent Expert shall decide on the procedure and timetable to be followed in the determination of the Royalty Fee Prepayment Amount and shall require the parties to provide each other with or with access to the relevant information and documents.
(f)When providing its determination, the Independent Expert shall not be obliged to give reasons for its determination and its determination (including any calculation, statement or other information) shall, save in the case of fraud or manifest error, be final and binding on the Company and the Bank. The Independent Expert shall deliver its determination and any calculation, statement or other information required to be provided by it by this Agreement to the parties in English in writing on or before the date falling thirty […] Business Days after the date of its appointment.
(g)The costs and expenses of the Independent Expert shall be borne by the Company.
(h)If the Independent Expert is unable for whatever reason to act, or does not deliver the decision within the time required, the Company and the Bank shall ensure that a replacement expert is appointed in accordance with the terms of this Article 2.2.
2.3Information
(a)The Company shall supply to the Bank as soon as they become available but in any event within […] days after the end of each of its Financial Years its audited consolidated (if any) and unconsolidated annual report, balance sheet, profit and

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loss account and auditors report for that Financial Year together with a Compliance Certificate signed by the legal representative of the Company.
(b)The Company shall supply to the Bank as soon as they become available but in any event within […] days after the end of each of quarter its quarterly consolidated and unconsolidated quarterly report, balance sheet, profit and loss account and cash flow statement for each quarter of each of its Financial Years together with a Compliance Certificate signed by the legal representative of the Company.
(c)The Company shall supply to the Bank as soon as they become available any milestone or royalties report provided by Janssen in relation to NBTXR3.
(d)Not more than once in any year subject to reasonable notice, the Bank may appoint an accountant to inspect the relevant parts of the Company's books and records in order to verify the accounts. Any audit shall be at the usual place of business of the Company during normal business hours and shall be at the sole expense of the Company. The Bank may not inspect the books or records in respect of royalty accounts rendered more than three (3) years previously.
3.Milestone Payment
3.1General
(a)In addition to the Royalty Fees, the Company shall pay to the Bank a milestone payment totalling EUR 20,000,000 (the "Total Milestone Payment").
(b)The Total Milestone Payment has four (4) components:
(i)a Final Milestone Payment;
(ii)an Advance Payment of the Milestone Payment (if applicable pursuant to Article 3.3 below);
(iii)an Advance Payment of the Milestone Payment n°2 (if applicable pursuant to Articles 3.4(a) and 3.4(b) below); and
(iv)an Advance Payment of the Milestone Payment n°3 (if applicable pursuant to Articles 3.5(a) and 3.5(b) below);
(c)Subject to Article 4 below, the Total Milestone Payment shall bear no interest, whatever the effective date of its payment by the Company or the Group, and shall not exceed, at any times and under any circumstances, the total amount of EUR 20,000,000.
(d)The attached Schedule 3 outlines the indicative payments to be received by the Bank to reach the Total Milestone Payment.
3.2Final Milestone Payment
(a)The Company shall pay to the Bank a final milestone payment up to an amount equal to the Total Milestone Payment minus (i) the Advance Payment of the Milestone Payment (if any pursuant to Article 3.3 below), (ii) the Advance Payment of the Milestone Payment n°2 (if any pursuant to Article 3.4 below) and (iii) the Advance Payment of the Milestone Payment n°3 (if any pursuant to Article 3.5 below) (the "Final Milestone Payment"). The Company shall in any case pay to the Bank an amount equal to Total Milestone Payment.

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(b)The Final Milestone Payment is due and payable in two equal instalments:
(i)The first instalment of the Final Milestone Payment will be payable at the earliest among:
(1)the First Payment Date; or
(2)the Long Stop Date; or
(3)the occurrence of an Event of Default; or
(4)the occurrence of a Prepayment Event, other than the Prepayment Event referred to in clause 5.3.6 (PIK Interest) of the Finance Contract.
(ii)The second instalment of the Final Milestone Payment will be payable at the earliest among:
(1)the Second Payment Date; or
(2)the Long Stop Date; or
(3)the occurrence of an Event of Default; or
(4)the occurrence of a Prepayment Event, other than the Prepayment Event referred to in clause 5.3.6 (PIK Interest) of the Finance Contract.
3.3Advance Payment of the Milestone Payment
(a)The Company shall pay to the Bank advance milestones payments within […] days from the receipt by the Company of any Nanobiotix Upfront or Milestone Amount (the "Advance Payment of the Milestone Payment"), until […] days before the First Payment Date. Notwithstanding the foregoing, the payment date of the Advance Payment of the Milestone Payment for Deal(s) signed before January 2023 will be 31 January 2023.
(b)The amount of the Advance Payment of the Milestone Payment, will be subject to the Nanobiotix Upfront or Milestone Amount the Company will receive from the Deal(s) in aggregate from one of more Partners and shall be calculated as follows:
(i)in case the Nanobiotix Upfront or Milestone Amount is in excess of EUR 90m, the Advance Payment of the Milestone Payment will be equal to an amount equivalent to 10% of the Nanobiotix Upfront or Milestone Amount; and
(ii)in case less than EUR [***] Nanobiotix Upfront or Milestone Amount is received, the Advance Payment of the Milestone Payment will be calculated as follows:
(1)up to EUR [***], [***] of the Nanobiotix Upfront or Milestone Amount;
(2)between EUR [***] and EUR [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount;

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(3)between EUR [***] and EUR [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount;
(4)between EUR [***] and EUR [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount;
(5)between EUR [***] and EUR [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount;
In the event of several Deals executed by and between one or more Group Company(ies) and a Partner or its Affiliate until […] days before the First Payment Date, it is clarified that the amount of each Deal sums up to the value of previous Deals and the percentage is recalculated each time on an aggregate basis. For instance, if one or more Group Company(ies) sign three (3) different Deals of EUR [***], with a Partner or its Affiliate, the Company should pay to the Bank the applicable percentage on the aggregate of EUR [***] and not on each of EUR [***].
(c)By way of exception to Articles 3.3(a) and 3.3(b)) above, in case the Nanobiotix Upfront or Milestone Amount relating to the US Regulatory Approval in respect of NBTXR3 is received at any time until the Long Stop Date (for the avoidance of doubt even if that occurs after […] days before the First Payment Date), the Advance Payment of the Milestone Payment will be equal to the remaining amount to be paid to the Bank under the Total Milestone Payment and the Company shall pay this amount within […] days from the receipt by the Company of such Nanobiotix Upfront or Milestone Amount.
3.4Advance Payment of the Milestone Payment n°2
(a)The Company shall pay to the Bank an advance milestone payment (the "Advance Payment of the Milestone Payment n°2") out of the proceeds received by the Company as from any equity or new debt funding from 9 October 2023 by the date falling […] days before the First Payment Date (the "Fund Raising Period").
(b)The amount of the Advance Payment of the Milestone Payment n°2 will be subject to the net amount the Company receives in consideration of new debt (for the avoidance of doubt, including the $2,500,000 debt component of the Royalty Financing) or ordinary shares subscribed by any investors during the Fund Raising Period (the "Amount Raised"), and shall be calculated as follows:
(i)[***] applying on the portion of the Amount Raised up to EUR [***] (inclusive);
(ii)[***] applying on the portion of the Amount Raised between EUR [***] and EUR [***] (inclusive);
(iii)[***] applying on the portion of the Amount Raised between EUR [***] and EUR [***] (inclusive);
(iv)[***] applying on the portion of the Amount Raised exceeding the EUR [***].
(c)By way of exception to paragraph (b)(i) above, the percentage applying on the portion of the Amount Raised as part of the Royalty Financing (i.e., the $2,500,000 debt component of the Royalty Financing) will be equal to 2% (instead of 1%).
(d)The Advance Payment of the Milestone Payment n°2 shall be paid within […] of the day of the receipt by the Company of the proceeds from equity or new debt funding.

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(e)The Advance Payment of the Milestone Payment n°2 shall be applied independently from the Advance Payment of the Milestone Payment detailed under Article 3.3 and the Advance Payment of the Milestone Payment n°3 detailed under Articles 3.5(a) and 3.5(b). The amount of the Advance Payment of the Milestone Payment n°2 shall be calculated based on the calculation table attached as Schedule 2 (Calculation Table) of this Agreement.
3.5Advance Payment of the Milestone Payment n°3
(a)The Company shall pay to the Bank an advance milestone payment (the "Advance Payment of the Milestone Payment n°3") out of any gross proceeds received by the Company as part of the Royalty Financing in excess of the $2,500,000 debt component of the Royalty Financing (the "Non-Debt Gross Proceeds”).
(b)The amount of the Advance Payment of the Milestone Payment n°3 will be subject to the Non-Debt Gross Proceeds and shall be equal to 2% applying on Non-Debt Gross Proceeds.
(c)The Advance Payment of the Milestone Payment n°3 shall be paid within […] days of the day of the receipt by the Company of Non-Debt Gross Proceeds.
(d)The Advance Payment of the Milestone Payment n°3 shall be applied independently from the Advance Payment of the Milestone Payment detailed under Article 3.3 and the Advance Payment of the Milestone Payment n°2 detailed under Articles 3.4(a) and 3.4(b).
3.6Information
(a)The Company shall inform the Bank:
(i)when it enters into a Deal;
(ii)when it receives a Nanobiotix Upfront or Milestone Amount; and
(iii)when it reaches Commercialization,
in each case, within […] Days after the occurrence of the relevant event. In the event the Company shall comply within this […] Days with a prior disclosure to the stock market in order to comply with applicable securities law, this prior disclosure shall not be understood as a breach of this Article.
(b)The Company shall specify in its notice to be sent to the Bank in accordance with paragraph (a)(ii) above:
(i)the Nanobiotix Upfront or Milestone Amount received by the Company;
(ii)the amount it will pay to the Bank in accordance with this Agreement; and
(iii)the day on which the actual payment will be made to the Bank.
(c)The Company shall supply to the Bank, upon request, all other information and evidence supporting the Nanobiotix Upfront or Milestone Amount received by the Company.

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4.Interest on Overdue Sums
4.1If the Company fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to 2% (200 basis points) and shall be payable in accordance with the demand of the Bank.
4.2Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.
5.Payments
5.1Day count convention
Any amount due under this Agreement and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.
5.2Time and place of payment
(a)If neither this Agreement nor the Bank's demand specifies a due date, all sums other than sums of interest, indemnity and royalty are payable within […] days of the Company's receipt of the Bank's demand.
(b)Each sum payable by the Company under this Agreement shall be paid to the following account:
[***]
[***]
[***]
[***]
or such other account notified by the Bank to the Company.
(c)The Company shall provide the Serapis Number and the FI numbers listed at the front of this Agreement as a reference for each payment made under this Agreement.
(d)Any disbursements by and payments to the Bank under this Agreement shall be made using account(s) acceptable to the Bank. Any account in the name of the Company held with a duly authorised financial institution in the jurisdiction where the Company is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.
(e)Any payment to the Bank of the Quarterly Royalty Fees and the Advance Payment of the Milestone Payment made through the Trust Agreement shall be deemed made by the Company and if the provisions of the Trust Agreement are complied with by all parties thereto, the Company shall not be deemed to be in payment default of the Quarterly Royalty Fees or the Advance Payment of the Milestone Payment.

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5.3No set-off by the Company
All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
5.4Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Company that a Disruption Event has occurred:
(a)the Bank may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of this Agreement as the Bank may deem necessary in the circumstances;
(b)the Bank shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and
(c)the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.4.
5.5Application of sums received
Sums received from the Company shall only discharge its payment obligations if and when received in accordance with the terms of this Agreement.
6.Charges and Expenses
6.1Taxes, duties and fees
The Company shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Agreement.
The Company shall pay all amounts, indemnities and other due under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Company is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.
6.2Other charges
The Company shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Agreement or any related document, any amendment, supplement or waiver in respect of this Agreement.
7.Further assurance
The Company undertakes to acknowledge, execute and deliver at the Company's expense all such further instruments or documents and to perform all such further acts as the Bank may reasonably deem necessary to give effect to the terms and provisions of this Agreement.

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8.Termination
This Agreement shall be in full force until the Termination Date unless the EIB terminates this Agreement prior to the Termination Date by sending a written notice to the client specifying an alternative termination date.
9.Notices
9.1Notices to each party
Notices and other communications given under this Agreement addressed to either party to this Agreement shall be made to the address or e-mail address as set out below:
For the Bank European Investment Bank
Attention: [***]
[***]
[***]
Email address: [***]
For the Company    Nanobiotix
Attention: [***]
60 rue de Wattignies
75012 Paris
Email address: [***]
The Bank and the Company shall notify each other in writing upon changing any of their respective communication details.
9.2Form of notice
(a)Any notice or other communication given under this Agreement must be in writing.
(b)Notices and other communications, for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or e-mail. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter, on the date when the e-mail is sent in relation to an e-mail message sent by the Bank or when confirmed by return email by an authorised officer of the Bank to have been received in readable form, in the case of an email sent to the Bank.
(c)Other notices and communications may be made by hand delivery, registered letter or e-mail.
(d)Without affecting the validity of any notice delivered by e-mail according to the paragraphs above, a copy of each notice delivered by e-mail as applicable shall also be sent by letter to the relevant party on the next following Business Day at the latest.
(e)Notices issued by the Company pursuant to any provision of this Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.

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(f)Any notice provided by the Company to the Bank by e-mail shall mention the Agreement Number in the subject line and shall be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more authorised signatories of the Company as appropriate, attached to the e-mail.
(g)The Bank and the Company agree that communications sent in accordance with this Article shall constitute admissible evidence in Court.
10.English language
(a)Any notice or communication given under or in connection with this Agreement must be in English.
(b)All other documents provided under or in connection with this Agreement must be:
(i)in English; or
(ii)if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.
11.No Hardship
Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Code civil.
12.Obligations’ survival
The Company’s obligations under this Agreement shall survive in the event all monies have been repaid under the Finance Contract.
13.Governing law and jurisdiction, Miscellaneous
13.1Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of France.
13.2Jurisdiction
Any disputes relating to this Agreement shall be subject to the jurisdiction of the competent French tribunals in Paris.
13.3Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Agreement shall be the seat of the Bank.
13.4Evidence of sums due
In any legal action arising out of this Agreement the certificate of the Bank as to any amount or rate due to the Bank under this Agreement shall, in the absence of manifest error, be prima facie evidence of such amount or rate.
13.5Entire Agreement
This Agreement constitutes the entire agreement between the Bank and the Company in relation to the provisions hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

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13.6Invalidity
If at any time any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:
(a)the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or
(b)the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.
13.7Amendments
Any amendment to this Agreement shall be made in writing and shall be signed by the parties hereto.

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Schedule 1
Compliance Certificate
[***]

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Schedule 2
Calculation Table
[***].

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Schedule 3
Total Milestone Payment - Indicative Payments

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The table below indicates the calculations related to the payments to the Bank for indicative forecasted next two milestone payments of USD 50m (in accordance with Articles 3.3(a) and 3.3(b)) and the USD [***] (in accordance with Article 3.3(c)) related to the US Regulatory Approval. The table below, based on the assumed exchange rate, shows that with USD [***], the cumulative milestone in EUR terms amounts to EUR [***], and thus the [***] rate has been used. Should the exchange rate have been different, and the cumulative milestone exceeded EUR [***], the [***] rate would have applied. The same mechanics outlined for the USD [***]milestone would apply to any other milestone achieved earlier, except for the one mentioned in Article 3.3(c) related to US Regulatory Approval.

[***]

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Schedule 4
Quarterly Royalty Fee Calculations based on the Year-to-date Net Sales

[***]

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